Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR 2004 AND PROVIDES GUIDANCE FOR 2005; NOMINATES DAVID STEADMAN TO THE BOARD OF DIRECTORS

HOUSTON, TX — March 23, 2005 — Sterling Construction Company, Inc. (AMEX: STV) (“Sterling” or “the Company”) today announced results for its fourth quarter and year ended December 31, 2004. Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects in Texas, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania. During 2004 the minority interests in both these subsidiaries were acquired by the Company.

Consolidated net income for 2004 was at a record level of $5.7 million, representing $1.06 per basic share or $0.81 per diluted share, compared with $5.4 million, representing $1.06 per basic share or $0.84 per diluted share for 2003. Net income in 2004 benefited from an income tax credit of $2.1 million, resulting from the Company’s regular review of the valuation reserve related to its deferred tax asset. As anticipated in management’s earlier guidance, 2004 pre-tax income (net of minority interest) was $3.7 million.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2004, net of minority interest, were also in line with the Company’s guidance, at $10.1 million.

At year-end, stockholders’ equity was $35.2 million, more than double the prior year level, due in part to the completion in December 2004 of the Put for the acquisition of the minority interest of the Construction Segment. This is equal to $4.77 per outstanding share. Moreover, working capital was $15.8 million compared with $6.5 million at the end of 2003.

Commenting on these results, Joe Harper, Sterling’s President & COO, said that as previously reported 2004 was a transitional year for the Construction Segment. Revenues were $132.5 million compared with the exceptional level of $149.0 million in 2003, and this, combined with lower gross margins, led to the decrease anticipated in the segment’s operating profits, from $12.2 million in 2003 to $7.1 million in 2004. He noted that Distribution Segment revenues in 2004 were $21.7 million, a 6% increase over the prior year level of $20.5 million, which resulted in a 44% increase in this segment’s operating profits to $827,000.

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Sterling Construction Company, Inc. March 23, 2005	Page 2

Mr. Harper went on to say that the levels of consolidated EBITDA and pre-tax income for 2004 met management’s prior guidance despite it being one of the wettest years on record in Houston, and a disappointing fourth quarter for the Construction Segment. A combination of lower gross margins due to bad weather and some construction problems encountered on contracts in the Dallas market, together with higher expenses, particularly for fleet maintenance and employment costs, led to a very modest consolidated pre-tax loss, net of minority interest, of $140,000 in the fourth quarter. Consolidated EBITDA, net of minority interest, was $1.3 million for the fourth quarter. Due to the effect of a deferred income tax credit of $3.5 million, however, the Company recorded net income for the fourth quarter of 2004 of $3.0 million.

Outlook
Mr. Harper noted that the Company’s construction contract backlog was at a record level of $232 million at the end of 2004, compared with $141 million at the start of the year. With further contract wins announced in the first quarter of 2005, and barring unforeseen circumstances, management is anticipating a significant increase in Construction Segment revenues and profits in 2005 compared with 2004. He cautioned, however, that the achievement of these revenue levels will require adding more construction crews and supervisory personnel.

He also said that while this growth would be assisted by the recent expansion of the Company’s equipment fleet, including the addition of its first concrete plant and pug-mills, further significant capital expenditures would be required in 2005. During 2004 Sterling greatly expanded its presence in the heavy highway construction market, with more and larger jobs secured from the Texas Department of Transportation (TX-DOT). With expected expansion in infrastructure spending by TX-DOT, management is confident about growth opportunities for Sterling in Texas over the next few years.

Distribution Segment revenues for 2005 are budgeted to be in line with the 2004 level, with a marginal decrease in operating profits due to expected pressure on margins and increased expenses.

Accordingly, Mr. Harper said that for 2005 management is currently forecasting that consolidated revenues will exceed $200 million, producing consolidated EBITDA of at least $14 million and consolidated pre-tax income of more than $8 million.

Maarten Hemsley, Sterling’s CFO, said that with the continued benefit of its tax loss carryforwards, sheltering most income from federal income taxes, the Company’s cash flow from operations will enable it to continue to pay down debt and to add to its construction fleet to support future growth.

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Sterling Construction Company, Inc. March 23, 2005	Page 3

Conference Call
Sterling’s management will host a conference call on March 24th at 10:00 a.m. Eastern Time to discuss fourth quarter and full-year results, and recent corporate developments. The call will be hosted by Patrick Manning, Sterling’s Chairman and CEO, with Joe Harper, President & COO, and Maarten Hemsley, CFO, also participating. Interested parties may participate in the call by dialing 706-679-0858. Please call in 10 minutes before the conference is scheduled to begin and ask for the Sterling Construction call. To listen to a webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived.

The Board also announced that it will nominate David R. A. Steadman as an independent director to fill the vacancy in Class I. Mr. Steadman, 67, is an engineer with considerable experience as a chief executive officer and as a director of public and private companies, and has been a shareholder of Sterling for many years. His nomination will be submitted to a vote at the Annual Stockholders Meeting to be held on May 19, 2005. He is currently a Director of Aavid Thermal Technologies, Inc. and TechOps/Sevcon Inc.

To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, shareholders and prospective shareholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5%, as such an accumulation could, under current tax laws, adversely affect the tax losses.

This press release includes certain statements, including the predictions regarding anticipated financial results for 2005, that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, the availability and price of raw materials and fuel, the availability of field and supervisory personnel, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

(see accompanying tables)

Sterling Construction Company, Inc. March 23, 2005	Page 4

Sterling Construction Company, Inc.

($ thousands, except share and per share data)

	December 31,	December 31,
Summary Consolidated Statements of Operations	2004	2003
Revenues	$154,178	$169,532
Expenses, including interest expense	149,481	160,608

Income before minority interest expense and income taxes	4,697	8,924
Minority interest	(962)	(1,627)

Pre-tax income	3,735	7,297
Current income tax expense	(186)	(246)
Deferred income tax benefit (expense)	2,104	(1,632)

Net income	$5,653	$5,419

Per share amounts:
Basic	$1.06	$1.06
Diluted	$0.81	$0.84
Weighted average shares outstanding, basic	5,342,847	5,089,849
Weighted average shares outstanding, diluted	7,027,682	6,488,376

	December 31,	December 31,
Balance Sheet Highlights	2004	2003
Total current assets.	48,078	40,199
Property and equipment	21,227	22,380
Other assets	20,239	12,999
Total assets	89,544	75,578
Total current liabilities	32,324	33,711
Long-term debt	22,012	19,958
Minority interest	—	5,273
Shareholders’ equity	35,208	16,636
Total liabilities and shareholders’ equity	89,544	75,578
Working capital	15,754	6,488

Contact:
Sterling Construction Company, Inc. Maarten Hemsley, 781-934-2219 or Joseph Harper, 281-821-9091 www.sterlingconstructionco.com	Investor Relations Counsel The Equity Group Inc. Linda Latman 212-836-9609 Robert Greenberg 212-836-9611 www.thequitygroup.com

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